UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 16, 2018

Protective Insurance Corporation
(Exact Name of Registrant as Specified in Charter)

Indiana	0-5534	35-0160330
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Congressional Boulevard, Carmel IN		46032
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code 317-636-9800

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2018, Protective Insurance Corporation (the "Company") entered into an employment agreement (the "Agreement") with W. Randall Birchfield, the Company's Chief Executive Officer, President, and Chief Operating Officer.  Under the Agreement, Mr. Birchfield will serve as Chief Executive Officer through December 31, 2021, with automatic one-year extensions unless either party gives notification not less than 180 days prior to the expiration of the term or the Agreement is earlier terminated in accordance with its terms.

In connection with the execution of the Agreement, Mr. Birchfield will receive a cash bonus of $200,000, which is subject to full or partial repayment by Mr. Birchfield if his employment is terminated by the Company for cause (as defined in the Agreement) or by him without good reason (as defined in the Agreement) prior to August 16, 2020.  Mr. Birchfield will also be eligible for two equity incentive awards (the "Retention Awards").   Mr. Birchfield will receive 52,500 restricted shares of the Company's Class B common stock, which shares will vest equally over the next twelve quarters, beginning September 30, 2018.   Mr. Birchfield will also be eligible to receive up to 97,500 shares of the Company's Class B common stock based on the achievement of certain Company performance targets over the period of July 1, 2018 through December 31, 2021.

Under the Agreement, Mr. Birchfield's base salary is $600,000, subject to annual review and merit salary increases, but may not be decreased without his consent.  Mr. Birchfield is also eligible to receive awards under the Company's incentive bonus plans, including an annual award under the Annual Incentive Plan ("AIP") in a target amount equal to at least 166.7% of his base salary, awards under the Long-Term Incentive Plan ("LTIP") with a target annual value of at least $400,000, and awards under the Value Creation Incentive Plan ("VCIP") with a target annual value of at least $400,000.   He is also entitled to participate in all benefit plans offered to other senior executives and to Company employees generally.

The Agreement contains a change in control benefit that is payable if Mr. Birchfield's employment is terminated by the Company without cause and in anticipation of a change in control (as defined in the Agreement) to be effectuated within 120 days of the termination date or by either the Company without cause or by Mr. Birchfield for good reason on or before the 24-month anniversary of a change in control.   This benefit would be a lump sum cash payment equal to 200% of the sum of his annual base salary in effect at the time of the termination plus his target AIP and LTIP bonuses in effect upon his separation from the Company.   If a change in control occurs, any awarded but unvested AIP, LTIP or VCIP awards and any unvested portion of the Retention Awards will become fully vested and payable.

The Company may terminate Mr. Birchfield's employment at any time with or without cause. If Mr. Birchfield is terminated without cause or resigns for good reason or if the term of the Agreement expires after the Company provides a notice of non-extension, he would receive a cash payment equal to his annual base salary in effect at the time of termination plus his target AIP and LTIP bonuses in effect upon his separation from the Company, a pro-rated share of both his AIP and LTIP for the year in which termination occurs, the vesting of any unvested equity awards, including any unvested portion of the Retention Awards, and the reimbursement of his costs associated with the continuation of certain health and welfare benefits for a period of up to 12 months. If Mr. Birchfield's employment is terminated due to his death or disability, he would receive a pro-rated share of both his AIP and LTIP for the year in which termination occurs and the vesting of any unvested equity awards, including any unvested portion of the Retention Awards.  If the term of the Agreement expires after Mr. Birchfield provides a notice of non-extension, Mr. Birchfield will be entitled to the vesting of any unvested equity awards by reason of his retirement.

The Agreement includes provisions requiring Mr. Birchfield to maintain the confidentiality of the Company's confidential information and subjects Mr. Birchfield to non-competition and non-solicitation provisions during the term of the Agreement and for twelve months thereafter.

The Agreement supersedes the Severance, Confidentiality, Non-Competition, and Non-Solicitation Agreement between the Company and Mr. Birchfield dated May 10, 2018.

The preceding description of the Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following item is filed as an exhibit to this Current Report on Form 8-K:

Exhibit 10.1	Employment Agreement, dated as of August 16, 2018, by and between the Company and W. Randall Birchfield

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTECTIVE INSURANCE CORPORATION

August 22, 2018                                                                       By:    /s/ W. Randall Birchfield
          W. Randall Birchfield,
          President, Chief Executive Officer &
          Chief Operating Officer